Draft 7/21/98

                  FOR:              NUTRACEUTICAL INTERNATIONAL CORPORATION

                  APPROVED BY:          Bill Gay
                                        Chairman and Chief Executive Officer
                                        Nutraceutical International Corporation
                                        (435) 655-6000

                  CONTACTS:             Morgen-Walke Associates, Inc.
                                        Carolyn Bass, Jim Byers, Doug Sherk
                                        (415) 296-7383
FOR IMMEDIATE RELEASE                   Sandra Badurina, Karen Amlong
---------------------                   (212) 850-5600


                     NUTRACEUTICAL INTERNATIONAL CORPORATION
                            ANNOUNCES ACQUISITION OF
                                ACTION LABS, INC.

PARK CITY, Utah, July 21, 1998--Nutraceutical International Corporation (Nasdaq:
NUTR) announced today that it has acquired substantially all the assets of Action Labs, Inc., a marketer and distributor of branded nutritional supplements, for approximately $13.7 million in cash.

         Headquartered in Long Island, N.Y., Action Labs, Inc. markets and distributes a line of over 65 specialty supplements under the well-recognized Action Labs(R) brand name. Action Labs, which was established in 1988, markets its products through health food stores. As a specialty marketer of men's and women's products, Action Labs emphasizes high-demand ingredients and ingredient combinations. The Action Labs(R) product line includes such popular products as Yohimbe PowerMax(TM) 2000, Action(TM) for Men and Super Fat Burning Formula(TM), as well as other leading nutritional supplements, such as Ginkgo Biloba, St. John's Wort and Saw Palmetto.

         Bill Gay, Chairman and Chief Executive Officer of Nutraceutical commented, "In keeping with our growth strategy, this acquisition will give us a well-established brand name as well as additional market penetration in the Eastern United States. We view the Action Labs brand and product portfolio as an attractive addition to our already strong branded supplement business. We believe this acquisition will be accretive to future earnings."

                                   [continued]

         Nutraceutical is one of the nation's largest manufacturers and marketers of quality branded products sold to health food stores. The Company sells its branded products under the widely recognized Solaray(R), KAL(R), NaturalMax(TM), VegLife(R), Premier One(R) and Solar Green(TM) brand names directly to health food stores in the United States and internationally to distributors and stores. In addition to branded products, Nutraceutical manufactures premium bulk formulations for sale to other manufacturers and marketers in the nutritional supplement industry.

         The Securities and Exchange Commission (SEC) encourages companies to disclose forward looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development, regulatory approval processes and the uncertainty associated with acquiring additional businesses, the achievement of forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Nutraceutical's SEC filings, including its most recent Form 10-Q dated May 15, 1998 and Prospectus dated February 19, 1998.


                                      ###